Exhibit 99.1

       NEOMAGIC(R) CORPORATION REPORTS Q4 AND FISCAL YEAR END 2005 RESULTS

    SANTA CLARA, Calif., April 5 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a pioneer in Applications Processors for multimedia-rich mobile phones and other wireless handheld systems, today reported its fourth quarter and fiscal year 2005 financial results. Net sales for the fourth quarter of fiscal 2005, ended January 31, 2005, were $222 thousand, compared to net sales of $552 thousand for the third quarter of fiscal 2005. Net loss for the fourth quarter of fiscal 2005 was $8.6 million, or a loss of $0.26 per share, compared to a net loss of $6.0 million, or a loss of $0.18 per share, in the third quarter of fiscal 2005. The increase in net loss was primarily due to impairment of certain licensed intellectual property, write-down of inventory and additional expenses related to the audit and Sarbanes-Oxley compliance.

    Net sales for the fiscal year ended January 31, 2005 were $2.5 million compared to net sales of $1.9 million for the fiscal year ended January 31, 2004. Net loss for fiscal year 2005 was $28.2 million, or a loss of $0.87 per share, compared to a net loss of $26.8 million, or a loss of $0.87 per share, in fiscal year 2004. Cash, cash equivalents and short-term investments totaled $25.0 million at January 31, 2005.
    "Due to delays in our revenue ramp, we took steps to reduce our operating expenses in the fourth quarter. We believe that these steps will provide the Company with more time to achieve volume production without adversely impacting customer support functions. Looking forward, we are focused on serving our biggest opportunity, the emerging market for H.264 Mobile Broadcast TV Phones, which is expected to grow significantly in 2006. Our customer engagements in this area give me confidence and a reason to be upbeat about our business," said Prakash Agarwal, president and chief executive officer of NeoMagic.

    Conference Call Highlights
    Fourth quarter fiscal 2005 highlights and fiscal 2006 expectations to be covered on NeoMagic's quarterly conference call include the following:

    * In the fourth quarter, revenues declined due to reduced sales of legacy companion chips and MiMagic 3 processors, partially offset by increased shipments of MiMagic 5 Applications Processors.
    * The majority of MiMagic 5 shipments in the fourth quarter were to NeoNode. NeoNode recently issued a press release announcing an order with the potential for 100,000 units in 2005.
    * The Company expects its revenues to be roughly flat in the first quarter of fiscal year 2006 as compared to the fourth quarter of fiscal year 2005.
    * Based upon cost reduction steps, including headcount reductions, the Company expects to reduce its quarterly cash expenditures to approximately $4.5 million per quarter after the first quarter of fiscal year 2006 when cash expenditures are estimated at approximately $5.0 million.
    * The Company has efforts underway to raise additional cash through the sales and licensing of its legacy product patent portfolio.
    * The MiMagic 6-based feature phone program at Compal Communications continues to move forward.
    * The Company is working with two OEMs in Japan on H.264 digital TV phones, an ODM customer that is in late-stage discussions with a top 5 handset manufacturer, and a major phone carrier that is considering the MiMagic 6 for a 3G phone platform.

    Dial-in Information
    NeoMagic will hold its fourth quarter fiscal 2005 conference call to discuss the information contained in this press release today at 2:00 p.m. PDT (5:00 p.m. EDT). The call can be accessed via the Internet at www.neomagic.com, "Investor Resources." The call can also be accessed by dialing (866) 227-1582 in the US and (703) 639-1129 internationally. There is no passcode. There will be an audio replay through April 12, 2005, which can be accessed by dialing (888) 266-2081 in the US and (703) 925-2533 internationally. The passcode for the replay is 639720.

    The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents
(www.streetevents.com).

    About NeoMagic
    NeoMagic Corporation, based in Santa Clara, California, enables new generations of handheld systems with its Applications Processors that are designed to offer the lowest power, smallest form-factor and best multimedia features and performance. The company is a pioneer in the integration of complex logic, memory and analog circuits into single-chip solutions. Information on the company may be found on the World Wide Web at www.neomagic.com.

    This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including the Company's expectations of future revenue, the ability of cost reduction efforts to better support the Company's customers and enable the Company to achieve volume production, the Company's expectations of quarterly cash expenditures in fiscal year 2006 and the Company's ability to raise cash through sales and licensing of its legacy product patent portfolio. These statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors including but not limited to customer acceptance of NeoMagic products, the market acceptance of mobile phones developed and marketed by customers that use the Company's products, customer's plans to develop smart phones and feature phones, the acceptance of advanced multimedia services such as H.264 television on mobile phones, and the Company's ability to execute product and technology development plans on schedule. NeoMagic makes no representation that current or future design wins will result in revenue for NeoMagic. Additional risks that could affect the Company's future operating results are more fully described in the Company's most recent annual report, its most recent quarterly report and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov . NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company.

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

                              NEOMAGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                   Three Months                     Twelve Months
                                                       Ended                            Ended
                                    --------------------------------------    ------------------------
                                     Jan. 31,      Oct. 31,      Jan. 31,      Jan. 31,      Jan. 31,
                                       2005          2004          2004          2005          2004
                                    ----------    ----------    ----------    ----------    ----------
Net sales                           $      222    $      552    $      556    $    2,466    $    1,888
Cost of sales                              773           663           632         3,195         2,262
Impairment of certain licensed
 intellectual property                      89             0             0            89             0
Gross loss                                (640)         (111)          (76)         (818)         (374)
Operating expenses:
Research and development                 4,332         4,189         4,845        18,208        19,694
Sales, general and
 administrative                          1,784         1,643         1,857         7,447         7,236
Impairment of certain
 licensed intellectual
  property                               1,437             0             0         1,437             0
Total operating expenses                 7,553         5,832         6,702        27,092        26,930
Loss from operations                    (8,193)       (5,943)       (6,778)      (27,910)      (27,304)
Interest income and other                   97           123           112           415           854
Interest expense                          (284)         (173)          (56)         (534)         (282)
Loss before income taxes                (8,380)       (5,993)       (6,722)      (28,029)      (26,732)
Income tax provision                       177             5             4           196            43
Net loss                            $   (8,557)   $   (5,998)   $   (6,726)   $  (28,225)   $  (26,775)
Basic and diluted net loss
 per share                          $    (0.26)   $    (0.18)   $    (0.21)   $    (0.87)   $    (0.87)
Weighted common shares
 outstanding                            33,065        32,829        31,659        32,620        30,650

                              NEOMAGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                            Jan. 31,      Oct. 31,      Jan. 31,
                                              2005          2004         2004
                                           ----------    ----------    ----------
ASSETS
Current assets:
Cash and cash equivalents                  $    8,944    $   13,547    $   12,342
Short-term investments                         16,082        17,213        30,240
Accounts receivable, net                           12           302           384
Inventory                                         376           785           102
Other current assets                              792         1,064           974
Total current assets                           26,206        32,911        44,042
Property, plant and equipment, net              3,835         4,265         3,302
Other assets                                      673         2,656         3,517
Total assets                               $   30,714    $   39,832    $   50,861
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                           $    1,084    $    1,483    $    1,344
Compensation and related benefits               1,017         1,600         1,257
Income taxes payable                            3,851         3,672         3,675
Other accruals                                    225           258           203
Current portion of capital lease
 obligations                                    1,602         1,445         1,756
Total current liabilities                       7,779         8,458         8,235
Capital lease obligations                       2,004         2,555           799
Mandatorily redeemable preferred stock          2,971         2,775             0
Stockholders' equity:
Common stock                                       33            33            32
Additional paid-in-capital                     95,606        95,506        90,496
Deferred compensation                          (1,280)       (1,648)         (535)
Accumulated other comprehensive loss              (14)          (19)           (6)
Accumulated deficit                           (76,385)      (67,828)      (48,160)
Total stockholders' equity                     17,960        26,044        41,827
Total liabilities and stockholders'
 equity                                    $   30,714    $   39,832    $   50,861

SOURCE  NeoMagic Corporation
    -0-                             04/05/2005
/CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3879/
    /Web site:  http://www.neomagic.com /